Exhibit 10.3

Alkermes Inc. 900 Winter Street, Waltham, MA 02451-1420 USA T +1 781 609 6000 F +1 781 890 0524 www.alkermes.com

August 27, 2025

Dear Joshua,

On behalf of Alkermes Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President, Chief Financial Officer, in the Finance 10-101 department, reporting to Richard Pops, Chairman and Chief Executive Officer. This is a Full time Exempt position and will be located in Waltham, MA.

This letter, and its accompanying documents, confirms the terms of the offer.

Base Pay:	Your starting annual salary will be $615,000 subject to applicable taxes and withholdings. You will be paid bi-weekly.
Annual Bonus:

You will be eligible to participate in the annual Reporting Officer Performance Pay Plan. Your annual Performance Pay target will be 50%. Your actual Performance Pay bonus will be based on individual and company performance and will be prorated, based on your date of hire, to reflect your actual months of Plan participation. You must be actively employed by Alkermes on October 1st in order to be eligible to receive a prorated bonus for that year. You must be actively employed by Alkermes on the date the bonus is paid to receive a Performance Pay bonus.

Equity Participation:

You will be granted the following equity grants: 1) a ten (10) year stock option grant of Alkermes plc ordinary shares having a value of $2,345,000.00 as calculated by the company on the date of grant and 2) a restricted stock unit grant (RSU) having a value of $1,155,000.00 as calculated by the company on the date of grant. The Compensation Committee of the Board of Directors of Alkermes plc (the “Compensation Committee” approves new hire equity grants once per month on a pre-determined date for employees who began employment at the Company during the previous month.

All of the above equity grants will be subject to the terms and conditions of the applicable Alkermes plc equity plan. The exercise price of the stock options will be the closing price of Alkermes plc shares on the date of grant. The stock option grant and the RSU grant will each vest ratably over four (4) years on the anniversary of the grant date, provided that you remain employed by an Alkermes plc affiliated company.

You will receive notice of your equity award grant via Alkermes/Merrill Lynch’s Benefits

On-line system. Information regarding your equity grant including the grant award certificate(s) can also be found in the Alkermes/Merrill Lynch’s Benefits On-line system and in the applicable Alkermes plc equity plan. In the event you cease to be employed by an Alkermes plc affiliated company, vesting of the equity grants shall cease. We will provide you with a copy of the Alkermes plc equity plan from which your equity grant was made for complete details.

The above compensation terms are subject to approval by the Compensation Committee.

Vacation:	You shall be entitled to paid vacation in accordance with the Company vacation policy applicable to similarly situated employees of Alkermes in effect from time to time.
Benefits:

You will also be eligible to participate in the Alkermes benefits program as described in the accompanying Decision Guide. Medical, Dental, and Vision coverage will begin on your start date. Complete details and enrollment information will be included with your New Employee Welcome Packet.

Offer Contingencies:

This employment offer is contingent upon successful completion of all aspects of the Alkermes pre-employment screening process. This process includes the verification of information you will provide to us for a background check.

Background Verification Process:

This process will verify the information you have provided concerning your prior employment and education. As Alkermes is concerned with the security of our customers, employees, business partners and the general public, we will perform a criminal history check to determine whether you have criminal convictions of record and to verify your identity. For positions within our Finance department, a credit check will also be performed.

Employment Eligibility Verification

Please note that all persons in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three (3) business days of employment.

For your convenience, HireRight will be sending you an electronic version of the Form I -9. You will need to complete Section 1 through HireRight on or before your first day of work. You will need to present original document(s) of your choice as listed on the HireRight site on your first day.

Alkermes participates in the E-Verify program. E-Verify is a Social Security Administration/Department of Homeland Security program which allows employers to electronically verify each new employee’s work authorization using information provided on Form I-9. The verification process will occur within three (3) business days of employment. If you would like further information regarding E-Verify, please contact Alkermes Human Resources department.

Proprietary Information, No Conflicts:

You agree to execute the Company’s standard Employee Agreement With Respect to Inventions and Proprietary Information and Non-Solicitation and to be bound by all of the provisions thereof. A copy will be enclosed in your new hire onboarding paperwork. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

Employment Period:

This letter, and its accompanying documents, set out the complete terms of our offer of employment but are not intended as, and should not be considered, a contract of employment for a fixed period of time. If you accept this offer of employment with the Company, you accept that your employment is at-will, which means that you or Alkermes are free to end the employment relationship at any time, with or without cause.

Joshua, all of us here at Alkermes are very enthusiastic about the prospect of you joining the Company and have the highest expectation of your future contributions.

Please indicate your understanding of and agreement with the foregoing by accepting and electronically signing below by August 29, 2025. The offer will lapse on this date.

Best Regards,

/s/ Peter Mello

Executive Director, Talent Acquisition, Human Resources

Alkermes, Inc.

By clicking “Accept” below you acknowledge and agree that such acceptance shall constitute your electronic signature of the Offer Letter and any associated agreement(s) (e.g., Sign-On Repayment Agreement, Relocation Agreement, etc.) referenced in the Offer Letter, all of which you acknowledge may be accepted in electronic form via electronic signature, and further which you acknowledge together will constitute the entire offer Alkermes is making to you. Neither party may contest the validity or enforceability of the Offer Letter and any associated agreements, including under any applicable statute of frauds, because it was accepted or signed in electronic form. Electronically maintained records when produced in hard copy form shall constitute business records and shall have the same validity as any other generally recognized business records.

The foregoing is signed and accepted as of the date indicated below by:

Joshua Reed	8/27/25
Candidate Name	Date